DRINKER BIDDLE & REATH
                    Philadelphia National Bank Building
                           1345 Chestnut Street
                        Philadelphia, PA 19107-3496
                        Telephone:  (215) 988-2700
                              Telex:  834684
                           Fax:  (215) 988-2757


                             December 17, 1996



The Commerce Funds
4900 Sears Tower
Chicago, IL  60606

               Re:  Rule 24f-2 Notice for The Commerce Funds
                    (Registration No. 33-80996)
                    ----------------------------------------

Gentlemen:

          We have acted as counsel for The Commerce Funds, a Delaware business trust (the "Trust"), in connection with the registration of units of beneficial interest in its Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, Aggressive Growth Fund, International Equity Fund, National Tax-Free Bond Fund and Missouri Tax-Free Bond Fund, made definite in number by the Rule 24f-2 Notice accompanying this opinion (collectively, the "Shares") under the Securities Act of 1933, as amended. The Trust is authorized to issue a unlimited number of units of interest of each of the aforementioned Funds.

          We have reviewed the Trust's Trust Instrument, its By-
Laws, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have deemed appropriate.

          This opinion is based exclusively on the Delaware Business Trust Act and under the federal law of the United States of America. We have relied on an opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Trust, insofar as our opinion below relates to matters arising under the laws of the State of Delaware.

          Based on foregoing, we are of the opinion that the Shares were, once issued against payment therefor as described in the Trust's prospectuses, validly issued, fully paid and non-assessable by the Trust and that the holders of the Shares are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under

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the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Trust's
Rule 24f-2 Notice.

                              Very truly yours,

                              /s/ Drinker Biddle & Reath

                              DRINKER BIDDLE & REATH